                                                                      EXHIBIT 99



                                             Contact:  Claire M. Gulmi
                                                       Senior Vice President and
                                                       Chief Financial Officer
                                                       (615) 665-1283


                  AMSURG ANNOUNCES 26% GROWTH IN THIRD-QUARTER
         EARNINGS FROM CONTINUING OPERATIONS TO $0.29 PER DILUTED SHARE

NASHVILLE, Tenn. (Oct. 26, 2004) - Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (Nasdaq: AMSG), today announced financial results for the third quarter and first nine months of 2004. For the third quarter, revenues were $81,903,000, a 14% increase from $72,079,000 for the third quarter of 2003. Net earnings from continuing operations rose 25% to $8,729,000 from $6,983,000. Net earnings per diluted share from continuing operations increased 26% for the third quarter of 2004 to $0.29 from $0.23 for the third quarter last year. As previously announced, AmSurg also recognized a $0.14 per diluted share gain for the latest quarter on the sale of its interest in a surgery center. This gain and the center's results of operations have been classified as discontinued operations.

         Revenues for the first nine months of 2004 increased 17% to $245,988,000 from $210,405,000 for the first nine months of 2003. Net earnings from continuing operations were $24,409,000, or $0.79 per diluted share, for the first nine months of 2004, up from $20,205,000, or $0.66 per diluted share, for the first nine months of 2003. Adjusted net earnings from continuing operations for the first nine months of 2004 increased 24% to $25,069,000 from $20,205,000 for the comparable period in 2003, and adjusted earnings per diluted share from continuing operations increased 24% to $0.82 from $0.66. Prior-period financial data in this release has been restated to conform to the current-year presentation, which now reflects operating results from continuing and discontinued operations, as well as a 3-for-2 stock split effected in March 2004. See page 4 for a reconciliation of adjusted net earnings from continuing operations to net earnings from continuing operations.

         "AmSurg produced substantial earnings growth for the third quarter, consistent with our expectations," said Mr. McDonald. "We are pleased with this performance, especially considering that four major hurricanes in the Florida region adversely affected revenue growth at 25 of our centers during the months of August and September. Hurricane preparations and evacuations resulted in business disruption as scheduled surgical procedures were postponed or canceled. While experiencing no significant property damage, normal operations of these centers continued to be disrupted following landfall of the hurricanes due to power outages and dislocated patients, doctors and surgery center employees. Insurance recoveries from the business disruption of these centers will be nominal, if any. In addition, the opening of two Florida centers which are under construction and were scheduled to have opened in the third quarter and early fourth quarter have been delayed until late 2004. We estimate that, as a result of the hurricanes, revenues were reduced by approximately $2 million for the third quarter, our same-center revenue growth was lowered from 5% to 2%, and earnings per share were lowered by approximately $0.02 per share.




                                    - MORE -

AMSG Reports Third-Quarter Results
Page 2
Oct. 26, 2004


         "Offsetting the substantial impact of the hurricanes to our revenues and earnings for the quarter, Other Operating Expenses were lower than anticipated due to continued reductions in bad debt expense; a gain on sale of a 5% interest in a surgery center to our related physician partners, which reduced our ownership in that center from 60% to 55%; lower repair and maintenance costs; and a reduction in the cost of malpractice insurance. The impact of these items was an increase of approximately $0.02 in earnings per share.

         "In addition to our third-quarter earnings growth, we are also pleased with the continued momentum achieved in our new center development and acquisition activities. We opened two new de novo centers during the quarter and acquired one center. These three new centers increased our centers in operation to 119 at the quarter's end from 107 at the end of the third quarter last year. Furthermore, we completed the latest quarter with 12 centers under development and eight centers under letter of intent.

         "We expect four of these centers under development to open during the fourth quarter, with the remaining 8 centers scheduled to open in 2005, leaving us well positioned to meet our de novo center opening goals for 2005. In addition, since the beginning of the fourth quarter, we have already completed the acquisitions of three of the centers under letter of intent. We also continue to expect the determination of a Certificate of Need related to the acquisition of four centers under letter of intent to occur during the fourth quarter. Based on this pipeline, we remain confident of meeting our guidance for 2004 of a net increase in our centers in operation of 12 to 15 centers."

         During the third quarter the Company completed its authorized stock repurchase programs acquiring 1,290,214 AmSurg shares at an average price of $22.29 and at a total cost of $28.8 million. This stock repurchase will produce minimal accretion during the fourth quarter but is expected to be accretive by $0.03 per share for 2005.

         Mr. McDonald noted, "As we look to the fourth quarter of 2004, we expect some continued disruption in our Florida centers due to the aftermath effect of the hurricanes on our patients in that region and the two de novo centers under development. In addition, one of our existing centers in the West region was moved to a new, expanded location on September 27th. This newly located center has not received its state license and, because of continued expected delays, may be closed until mid-November. With these events in mind, and within the parameters of our previous guidance, we are narrowing the range for projected adjusted net earnings for 2004 to $1.11 to $1.12 per diluted share. In addition, we are increasing 2005 guidance to a range of $1.42 to $1.46 to include the $0.03 per share accretion from the stock repurchases."

         The information contained in the preceding paragraph is forward-looking information, and the attainment of these targets is dependent not only on AmSurg's achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

         Mr. McDonald concluded, "We are pleased that even with the difficult circumstances experienced in the third quarter, we were able to meet our earnings target for the quarter and to reconfirm our guidance for full year 2004. We are excited about our growth opportunities in 2005




                                    - MORE -

AMSG Reports Third-Quarter Results
Page 3
Oct. 26, 2004


due to the strength of our pipeline of acquisition and de novo centers. We continue to believe that the strength of our business model will provide sustained and profitable long-term growth."

         AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking Investor Relations or by going to www.streetevents.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on November 26, 2004.

         This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg's filings with the Securities and Exchange Commission, and, consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers; its ability to identify suitable acquisition candidates and negotiate and close acquisition transactions, including centers under letter of intent; its ability to obtain the necessary financing or capital on terms satisfactory to the Company to execute its expansion strategy; its ability to generate and manage growth; its ability to contract with managed care payers on terms satisfactory to the Company for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; its ability to minimize start-up losses of its development centers; the ability of its physician partners to recruit additional physicians to their practices; its ability to maintain favorable relations with its physician partners; changes in the medical staff at its centers; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare & Medicaid Services; the risk of legislative or regulatory changes that would establish uniform rates for outpatient surgical services, regardless of setting; risks associated with the Company's status as a general partner of limited partnerships; the Company's ability to maintain its technological capabilities in compliance with regulatory requirements; risks associated with the valuation and tax deductibility of goodwill; the risk of legislative or regulatory changes that would prohibit physician ownership in ambulatory surgery centers; and the Company's ability to obtain the necessary financing to fund the purchase of its physician partners' minority interest in the event of a regulatory change that would require such a purchase. AmSurg disclaims any intent or obligation to update these forward-looking statements.

         AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At September 30, 2004, AmSurg owned a majority interest in 119 centers and had 12 centers under development.




                                    - MORE -

AmSurg Reports Third-Quarter Results
Page 4
October 26, 2004

                                  AMSURG CORP.
          UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                                                                  ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                                                  -------------------       -------------------

STATEMENT OF EARNINGS DATA:                                                      2004          2003         2004           2003
---------------------------                                                      ----          ----         ----           ----
Revenues                                                                       $ 81,903      $ 72,079      $245,988      $210,405

Operating expenses:
       Salaries and benefits                                                     22,109        19,955        66,087        56,961
       Supply cost                                                                9,128         7,984        27,678        23,740
       Other operating expenses                                                  15,907        14,655        48,560        43,918
       Loss on long-term note receivable                                             --            --         1,100            --
       Depreciation and amortization                                              3,406         2,782         9,926         8,373
                                                                               --------      --------      --------      --------

        Total operating expenses                                                 50,550        45,376       153,351       132,992
                                                                               --------      --------      --------      --------

        Operating income                                                         31,353        26,703        92,637        77,413

Minority interest                                                                16,317        14,661        50,536        42,609
Interest expense, net                                                               488           404         1,420         1,129
                                                                               --------      --------      --------      --------

        Earnings from continuing operations before income taxes                  14,548        11,638        40,681        33,675
Income tax expense                                                                5,819         4,655        16,272        13,470
                                                                               --------      --------      --------      --------

        Net earnings from continuing operations                                   8,729         6,983        24,409        20,205

Discontinued operations:
       Earnings from operations of discontinued interests in surgery
            centers, net of income taxes                                            105           548         1,038         1,666
       Gain on disposal of discontinued interests in surgery centers,
            net of income taxes                                                   4,332            --         5,573            --
                                                                               --------      --------      --------      --------

        Earnings from discontinued operations                                     4,437           548         6,611         1,666
                                                                               --------      --------      --------      --------

        Net earnings                                                           $ 13,166      $  7,531      $ 31,020      $ 21,871
                                                                               ========      ========      ========      ========

Basic earnings per common share:
        Net earnings from continuing operations                                $   0.29      $   0.23      $   0.81      $   0.67
        Net earnings                                                           $   0.44      $   0.25      $   1.03      $   0.73
Diluted earnings per common share:
        Net earnings from continuing operations                                $   0.29      $   0.23      $   0.79      $   0.66
        Net earnings                                                           $   0.43      $   0.25      $   1.01      $   0.71

Weighted average number of shares and share equivalents (000's):
       Basic                                                                     29,886        29,877        30,094        30,161
       Diluted                                                                   30,454        30,451        30,716        30,618

RECONCILIATION TO ADJUSTED NET
EARNINGS FROM CONTINUING OPERATIONS (1):
----------------------------------------

Net earnings from continuing operations                                        $  8,729      $  6,983      $ 24,409      $ 20,205
Add:  Loss on long-term note receivable, net of income taxes                         --            --           660            --
                                                                               --------      --------      --------      --------

       Adjusted net earnings from continuing operations                        $  8,729      $  6,983      $ 25,069      $ 20,205
                                                                               ========      ========      ========      ========

       Adjusted diluted net earnings per share from continuing operations      $   0.29      $   0.23      $   0.82      $   0.66
                                                                               ========      ========      ========      ========

       Diluted weighted average number of shares
            and share equivalents (000's)                                        30,454        30,451        30,716        30,618
                                                                               ========      ========      ========      ========


(1) Adjusted net earnings from continuing operations is a non-GAAP financial measure. The Company believes its calculation of adjusted diluted net earnings from continuing operations per share provides a better measure of the Company's ongoing performance and better comparability to prior periods, because it excludes an item unrelated to the Company's core business operations. The adjusted items should not be considered in isolation or as a substitute for net earnings from continuing operations or diluted net earnings from continuing operations per share as determined in accordance with accounting principles generally accepted in the United States.

                                    - MORE -

AmSurg Reports Third-Quarter Results
Page 5
October 26, 2004

                                  AMSURG CORP.
          UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                                 (IN THOUSANDS)

                                                                      FOR THE THREE MONTHS              FOR THE NINE MONTHS
                                                                       ENDED SEPTEMBER 30,               ENDED SEPTEMBER 30,
                                                                       -------------------               -------------------
OPERATING DATA:                                                       2004             2003             2004             2003
---------------                                                       ----             ----             ----             ----

Continuing centers in operation at end of period                         119              107              119              107
Centers under development/not opened at end of period                     12               14               12               14
Centers under letter of intent                                             8                6                8                6
Average number of continuing centers in operation                        117              105              115              104
Average revenue per center                                         $     702        $     684        $   2,133        $   2,031
Same center revenues increase                                              2%               7%               5%               7%
Procedures performed during the period                               151,944          135,734          453,144          391,769
Cash flows provided by operating activities                        $  15,404        $  14,383        $  41,589        $  34,398
Cash flows used by investing activities                            $  (7,690)       $ (22,268)       $ (37,295)       $ (39,434)
Cash flows provided by (used in) financing activities              $  (7,047)       $  10,516        $  (2,522)       $   7,315
Reconciliation of net earnings to EBITDA (2):
                  Net earnings from continuing operations          $   8,729        $   6,983        $  24,409        $  20,205
                  Add:  income tax expense                             5,819            4,655           16,272           13,470
                  Add:  interest expense, net                            488              404            1,420            1,129
                  Add:  loss on long-term notes receivable                --               --            1,100               --
                  Add:  depreciation and amortization                  3,406            2,782            9,926            8,373
                                                                   ---------        ---------        ---------        ---------

                     EBITDA                                        $  18,442        $  14,824        $  53,127        $  43,177
                                                                   =========        =========        =========        =========

                                                                                                        JUNE 30,      DECEMBER 31,
BALANCE SHEET DATA:                                                                                      2004            2003
-------------------                                                                                      ----            ----

Cash and cash equivalents                                                                            $  16,030        $  14,258
Accounts receivable, net                                                                                36,961           36,172
Working capital                                                                                         47,516           46,009
Total assets                                                                                           394,128          356,189
Long-term debt                                                                                          76,187           53,137
Minority interest                                                                                       38,229           36,796
Shareholders' equity                                                                                   241,015          232,898


(2) EBITDA is defined as earnings before interest, income taxes, loss on long-term note receivable and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA, as defined.



                                    - MORE -

AmSurg Reports Third-Quarter Results
Page 6
October 26, 2004

                                  AMSURG CORP.
          UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                                 (IN THOUSANDS)

Presented below is certain statement of earnings and operating data for 2003, which has been restated in order to conform to the current year presentation, which now reflects operating results from continuing and discontinued operations.


                                                                           FOR THE THREE MONTHS ENDED            FOR THE YEAR
                                                                    ------------------------------------------      ENDED
                                                                    MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,   DEC. 31,
STATEMENT OF EARNINGS DATA:                                           2003        2003        2003        2003       2003
---------------------------                                           ----        ----        ----        ----       ----

Revenues                                                            $ 67,505    $ 70,821    $ 72,079    $ 76,763    $287,168

Operating expenses:
        Salaries and benefits                                         18,052      18,954      19,955      19,884      76,845
        Supply cost                                                    7,728       8,028       7,984       9,099      32,839
        Other operating expenses                                      14,496      14,767      14,655      16,057      59,975
        Depreciation and amortization                                  2,637       2,954       2,782       2,895      11,268
                                                                    --------    --------    --------    --------    --------
         Total operating expenses                                     42,913      44,703      45,376      47,935     180,927
                                                                    --------    --------    --------    --------    --------
         Operating income                                             24,592      26,118      26,703      28,828     106,241

Minority interest                                                     13,589      14,359      14,661      15,681      58,290
Interest expense, net                                                    295         430         404         399       1,528
                                                                    --------    --------    --------    --------    --------
         Earnings from continuing operations
              before income taxes                                     10,708      11,329      11,638      12,748      46,423
Income tax expense                                                     4,283       4,532       4,655       5,099      18,569
                                                                    --------    --------    --------    --------    --------

         Net earnings from continuing operations                       6,425       6,797       6,983       7,649      27,854

Discontinued operations:
        Earnings from operations of discontinued interests
             in surgery centers, net of  income taxes                    578         540         548         606       2,272
                                                                    --------    --------    --------    --------    --------
         Net earnings                                               $  7,003    $  7,337    $  7,531    $  8,255    $ 30,126
                                                                    ========    ========    ========    ========    ========
Basic earnings per common share:
         Net earnings from continuing operations                    $   0.21    $   0.23    $   0.23    $   0.25    $   0.92
         Net earnings                                               $   0.23    $   0.25    $   0.25    $   0.27    $   1.00
Diluted earnings per common share:
         Net earnings from continuing operations                    $   0.21    $   0.22    $   0.23    $   0.25    $   0.91
         Net earnings                                               $   0.22    $   0.24    $   0.25    $   0.27    $   0.98

Weighted average number of shares and share equivalents (000's):
        Basic                                                         30,832      29,772      29,877      30,075      30,139
        Diluted                                                       31,158      30,246      30,451      30,809      30,666

OPERATING DATA:
---------------

Reconciliation of net earnings to EBITDA (3):
        Net earnings from continuing operations                     $  6,425    $  6,797    $  6,983    $  7,649    $ 27,854
        Add:  income tax expense                                       4,283       4,532       4,655       5,099      18,569
        Add:  interest expense, net                                      295         430         404         399       1,528
        Add:  depreciation and amortization                            2,637       2,954       2,782       2,895      11,268
                                                                    --------    --------    --------    --------    --------
         EBITDA                                                     $ 13,640    $ 14,713    $ 14,824    $ 16,042    $ 59,219
                                                                    ========    ========    ========    ========    ========

(3) EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA, as defined.

                                     - END -